As filed with the Securities and Exchange Commission on July 27, 2009

Registration No. [333-	]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANSAS CITY LIFE INSURANCE COMPANY

(Exact name of issuer as specified in charter)

Missouri	44-0308260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3520 Broadway Kansas City, Missouri	64111-2565
(Address of principal executive offices)	(Zip Code)

Mr. William Schalekamp

Kansas City Life Insurance Company

3520 Broadway

Kansas City, Missouri 64111-2565

(Name and address of agent for service)

(816) 753-7000

(Telephone number, including area code, of agent for service)

Copies to: Kenda Tomes Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, MO 64106 (816) 691-3211

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement in accordance with the terms of the Stock Bonus Plan For Kansas City Life Insurance Company Agents and General Agents and Contributory Deferred Compensation for Kansas City Life General Agents (hereinafter to be referred to as the “Pre-2005 Agent’s Deferred Compensation Plan”).

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock (par value $1.25 per share)	20,000 Shares	$28.29(1)	$565,800(1)	$31.57
Deferred Compensation Obligations(2)	$1,000,000	100%	$1,000,000	$55.80
Totals			$1,565,800	$87.37

(1)

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices of the common shares of beneficial interest of Kansas City Life Insurance as reported on the NASDAQ Capital Market, LLC on July 20, 2009.

(2)

To be issued in accordance with the terms of the Pre-2005 Agent’s Deferred Compensation Plan. Estimated maximum number of shares of common stock and dollar amount of deferred compensation obligations of Kansas City Life Insurance Company issuable during the next two years of operation of the Pre-2005 Agent’s Deferred Compensation Plan.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

Kansas City Life Insurance Company

$1,000,000 of Deferred Compensation Obligations	20,000 Shares of Common Stock

Summary of Securities Offered Under the Pre-2005 Agent’s Deferred Compensation Plan

General. Under this registration statement on Form S-3 (“registration statement”) Kansas City Life Insurance Company (the “Company”, “we”, “us”, “our”) is registering with the Securities and Exchange Commission (“SEC”):

•	Shares of our common stock, par value $1.25 per share, contributed to a grantor trust (“Trust”) established in connection with our Pre-2005 Agent’s Deferred Compensation Plan; and
•	Our deferred compensation obligations issued in accordance with and pursuant to the Pre-2005 Agent’s Deferred Compensation Plan.

Common Stock. The description of our common stock is contained in our General Form for Registration of Securities on Form 10 (File No. 001-33348) filed with the SEC on March 6, 2007; including any amendment or report filed for the purpose of updating such description.

Deferred Compensation Obligations. Under the Pre-2005 Agent’s Deferred Compensation Plan, participants may elect to defer a portion of their compensation until a later date. Such deferrals create obligations owed by us to each such participant. These obligations are securities referred to herein as deferred compensation obligations. This Prospectus contains general information about the deferred compensation obligations and the terms of participation in the Pre-2005 Agent’s Deferred Compensation Plan.

Our principal executive offices are located at 3520 Broadway, Kansas City, Missouri 64111-2565 and our telephone number is (816) 753-7000. Our common stock is listed on the Nasdaq Capital Market, LLC under the trading symbol “KCLI”.

YOU SHOULD READ THIS PROSPECTUS AND THE PRE-2005 AGENT’S DEFERRED COMPENSATION PLAN CAREFULLY BEFORE YOU DEFER COMPENSATION. PARTICIPATING IN THE PRE-2005 AGENT’S DEFERRED COMPENSATION PLAN INVOLVES RISKS. Please read “Risk Factors” on page 6 for information that you should consider before participating in the Pre-2005 Agent’s Deferred Compensation Plan.

Our obligation to pay any deferred compensation obligation allocated to you is unfunded and not secured by any property or assets.

We will not receive any proceeds from the issuance of the deferred compensation obligations.

______________________

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

______________________

The date of this prospectus is July 27, 2009.

WHAT YOU SHOULD KNOW ABOUT THE PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus

WHAT YOU SHOULD KNOW ABOUT THE PROSPECTUS	3
ABOUT THIS PROSPECTUS	4
WHERE YOU CAN FIND MORE INFORMATION	4
INCORPORATION OF DOCUMENTS BY REFERENCE.	5
RISK FACTORS	5
KANSAS CITY LIFE INSURANCE COMPANY	13
PRE-2005 AGENT'S DEFERRED COMPENSATION PLAN	14
DESCRIPTION OF DEFERRED COMPENSATION OBLIGATIONS	17
CAUTIONARY FORWARD-LOOKING STATEMENTS	18
INVESTMENT FUNDS USED AS BENCHMARK INDICES	20
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	20
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission (SEC) to register the deferred compensation obligations to be issued by us under the Pre-2005 Agent’s Deferred Compensation Plan. The registration statement, including exhibits, provides additional important information about us and the Pre-2005 Agent’s Deferred Compensation Plan. The Pre-2005 Agent’s Deferred Compensation Plan is included as Exhibit 99.1 to the registration statement. See “Where You Can Find More Information” below for information on where you can read, and how you can obtain copies of the registration statement and exhibits.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Electronic copies of all such reports are also available on the World Wide Web at http://www.sec.gov. In addition, certain of these reports may be available on our website at http://www.kclife.com/financials.aspx. The common stock is listed and traded on the Nasdaq Capital Market under the symbol “KCLI.”

As provided under “Incorporation of Documents by Reference,” upon your request, we will promptly furnish to you, and without charge, a copy of our annual report to stockholders, a copy of this prospectus and a copy of all of the information that has been incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents). You may also obtain additional information about the Pre-2005 Agent’s Deferred Compensation Plan and the administrators of the Pre-2005 Agent’s Deferred Compensation Plan as follows: the Committee at our principal executive offices located at 3520 Broadway, Kansas City, MO 64111-2565, 816-753-7000.

Kansas City Life has filed a registration statement on Form S-3 with the SEC covering these securities. For more information on Kansas City Life and the securities, you should refer to our registration statement which includes this prospectus and its exhibits.

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This prospectus summarizes material provisions of the plan and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by Kansas City Life Insurance Company (the “Company”, “we”, “us”, “our”) with the SEC are hereby incorporated by reference in this registration statement:

(a)        Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 1, 2009;
(c)	Our Current Reports on Form 8-K filed with the SEC on March 11, 2009 and May 19, 2009; and
(d)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2008 filed with the SEC on June 26, 2009.
(e)

The description of our common stock contained in our General Form for Registration of Securities on Form 10 (File No. 001-33348) filed with the SEC on March 6, 2007; including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Copies of any documents (except exhibits that are not specifically incorporated by reference into this prospectus) filed by us with the SEC are also available to you without charge upon written or oral request to our corporate secretary as follows:

Corporate Secretary

Kansas City Life Insurance Company

3520 Broadway

Kansas City, MO 64111

Telephone: (816) 753-7299

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus.

THIS PROSPECTUS IS DATED JULY 27, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE DELIVERY TO YOU OF THIS PROSPECTUS NOR THE ISSUANCE TO YOU OF ANY SECURITIES COVERED BY THIS PROSPECTUS WILL CREATE ANY IMPLICATION TO THE CONTRARY.

RISK FACTORS

Participation in the Pre-2005 Agent’s Deferred Compensation Plan and investing the securities offered by this prospectus involves certain risks. Any of the following risks or, the risks otherwise set forth herein and incorporated by reference herein, could materially adversely affect our business, cash flow operating results and financial condition and could result in a loss of your investment.

Participation in Pre-2005 Agent’s Deferred Compensation Plan Risks.

You do not own the investment fund benchmark indices you select; payment of any deferred compensation obligation allocated to you depends entirely on whether we have the funds to pay you. Your deferred compensation is not required to be invested in the securities underlying the investment fund benchmark indices you select. For example, if you allocate a portion of your account to our common stock investment fund benchmark index, we will value your account based on the value of our common stock. We are not required to purchase our common stock or another investment to fund our obligations under the Pre-2005 Agent’s Deferred Compensation Plan. Your only recourse for payment of the deferred compensation obligation payable to you under the Pre-2005

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Agent’s Deferred Compensation Plan is to us, as the entity obligated to pay that obligation to you under the Pre-2005 Agent’s Deferred Compensation Plan.

Our obligation to pay the deferred compensation obligation allocated to you is not secured by any property or assets. Our obligation to pay the deferred compensation obligation payable to you under the Pre-2005 Agent’s Deferred Compensation Plan is unfunded and unsecured. We are not required to establish or maintain any fund or trust to fund or pay any benefits under the Pre-2005 Agent’s Deferred Compensation Plan. If we establish a fund or trust, all assets in the fund or trust will remain our general assets and will be available to our general creditors in the event of our bankruptcy or insolvency. You will not have any lien, prior claim or other security interest in any of our property or assets. Payment of any deferred compensation obligation allocated to you depends entirely on whether we have the funds to pay you.

The investment fund benchmark indices you select could go down in value, and you could lose any deferred compensation obligation allocated to you. The value of the deferred compensation obligation payable to you under the Pre-2005 Agent’s Deferred Compensation Plan is measured by the investment fund benchmark indices you select. These indices might go up or down in value, and the value of any deferred compensation obligation allocated to you will correspondingly increase or decrease. The Pre-2005 Agent’s Deferred Compensation Plan does not guarantee the payment of the principal amount of the compensation you defer or a minimum rate on amounts deferred. You could lose your entire investment in the Pre-2005 Agent’s Deferred Compensation Plan and have no deferred compensation obligation payable to you.

You must select the investment fund benchmark indices for your account and bear the risk that you might select investment fund benchmark indices that are not suitable for you. We make no recommendations as to which investment fund benchmark indices you should select or how much of your account you should allocate to any particular investment fund benchmark indices. You must do your own analysis of the risks of selecting a particular investment fund benchmark indices. You also must determine which investment fund benchmark indices are suitable for you. We can change at any time the investment fund benchmark indices that are available under the Pre-2005 Agent’s Deferred Compensation Plan. If we change investment fund benchmark indices, we are not required to offer investment fund benchmark indices that are comparable to existing investment fund benchmark indices in terms of investment objectives or risk and return.

You could lose the deferred compensation obligations we owe you if you do not meet certain thresholds or stop serving as our agent or general agent prior to your benefits vesting. An agent or general agent’s failure to earn a new qualifying year in two consecutive years will be considered a “break” in service, unless such individual is fully vested in his or her account. If a break-in-service is deemed to have occurred, the agent or general agent’s account will be closed and such individual will be entitled to receive the vested portion of their account within one year after the account is closed. We may waive the break in service if an agent or general agent has earned at least five qualifying years in the Plan and the break in service occurs because the individual has become totally disabled. An agent or general agent must submit sufficient evidence to the administrative committee of the Pre-2005 Agent’s Deferred Compensation Plan (“Committee”) for its determination as to whether a total disability has occurred. An agent or general agent will also forfeit any amount owed under Part A (except the agent or general agent’s voluntary deferrals) if such individual replaces or assists in replacing a policy issued by us (or an affiliated company) with a policy of another insurer, or if the agent or general agent induces or attempts to induce an agent to leave our service (or the service of an affiliated company). An agent or general agent will also forfeit any amounts due under Part A (except voluntary deferrals) if he or she violates either the terms of his or her agent’s contract, our rules or regulations, or insurance laws or regulations in the states in which the agent may solicit applications for insurance.

The Pre-2005 Agent’s Deferred Compensation Plan is not subject to the provisions or protection of ERISA. The Pre-2005 Agent’s Deferred Compensation Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or other requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). Accordingly, you are not entitled to the protections of ERISA.

We are not required to hedge our obligations under the Pre-2005 Agent’s Deferred Compensation Plan; if we do hedge our obligations, you have no claim on any securities we might buy or any profits we might make from our hedging activities. We are not required to purchase the securities to which the investment fund benchmark indices are indexed or otherwise hedge our exposure under the Pre-2005 Agent’s Deferred Compensation Plan. If we do hedge our exposure by purchasing or selling interests in the investment fund benchmark indices or purchasing or selling derivative or other instruments, you will have no interest in those securities or instruments or in the profits or losses from those hedging activities.

We cannot guarantee deferral of your taxes, and you could be subject to penalties and interest if you are required to recognize compensation in the year deferred. Our expectation is that you will not be subject to federal income tax on amounts credited to your account until we distribute those amounts to you. However, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to the tax consequences of participating in the Pre-2005 Agent’s Deferred Compensation Plan. If the IRS were to successfully challenge the deferred tax treatment or Congress change the law regarding these plans, you could be

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required to recognize the compensation in the year deferred. This could subject you to penalties and interest on amounts due. See “U.S. Federal Income Tax Consequences.”

Company Risks

We operate in a mature, highly competitive industry, which could limit our ability to grow sales or maintain our position in the industry and negatively affect profitability. Life insurance is a mature and highly competitive industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. We encounter significant competition in all lines of business from other insurance companies, many of which have greater financial resources, a greater market share, a broader range of products, lower product prices, better name recognition, greater actual or perceived financial strength, higher claims-paying ratings, the ability to assume a greater level of risk, lower operating or financing costs, or lower profitability expectations.

Changes in the business environment and competition could negatively affect our ability to maintain or increase our profitability. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, resulting in increased competition from large, well-capitalized financial services firms. Furthermore, many of these larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively. We expect consolidation to continue, thereby increasing competitive pressures.

Changes in demographics, particularly the aging of the population and the decline in the number of agents in the industry, affect the demand for life insurance products. Also, as technology evolves, customers and agents may be able to compare products of any particular company with any other, which could lead to increased competition as well as changes in agent or customer behavior, including persistency that differs from past behavior.

We may be unable to attract agencies and sales representatives. We sell insurance and annuity products through independent agents and agencies. These agencies and sales representatives are not captive and may sell products of our competitors. Our ability to compete is dependent upon, among other things, our ability to attract and retain agents and agencies to market our insurance products, our ability to develop competitive and profitable products, our ability to maintain low unit costs, and our maintenance of strong financial strength ratings from one or more rating agencies. Sales and the results of operations and financial condition could be adversely affected if we are unsuccessful in attracting and retaining agencies and sales representatives.

Our ability to maintain competitive unit costs is dependent upon the level of new sales. Our ability to maintain competitive unit costs is dependent upon a number of factors, such as the level of new sales, persistency (continuation or renewal) of existing business, and expense management. A decrease in sales or the amount of total existing business without a corresponding reduction in expenses may result in higher unit costs, which would affect our business, operating results, cash flow and financial condition.

Our ability to grow depends in large part upon the continued availability of capital. We deploy significant amounts of capital to support our sales and acquisition efforts. Although we believe it has sufficient capital to fund our immediate growth and capital needs, the amount of capital available could vary in the future due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within our control. A lack of sufficient capital could impair our ability to grow.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, as well access to capital and cost of capital. The capital and credit markets have been experiencing extreme volatility and disruption since 2007. In recent months the volatility and disruption have reached unprecedented levels and the markets have exerted downward pressure on availability of liquidity and credit for certain issuers. Accordingly, our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by continued disruptions in the capital and credit markets.

Our level of cash and securities, which combined with expected cash inflows from investments and operations, is believed to be adequate to meet anticipated short-term and long-term benefit and expense payment obligations. However, withdrawal and surrender levels may differ from anticipated levels for a variety of reasons such as changes in economic conditions or changes in our claims paying ability or financial strength ratings. A downgrade in our financial strength or credit ratings may increase policy surrenders and withdrawals, reduce new sales and terminate relationships with distributors such as agents, general agents and third party administrators. A downgrade could also impact existing liabilities and increase our cost of capital. Any of these occurrences could adversely affect our profitability and financial condition. In the event that our current internal sources of liquidity do not satisfy the needs, additional financing may be required and, in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of long- or short-term financial prospects if we incur large investment losses or if the level of business activity decreased due to a market downturn. Similarly, access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us.

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Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to external sources of liquidity, which could be required to operate our business. Such market conditions could limit our ability to replace, in a timely manner, maturing liabilities; satisfy capital requirements; fund redemption requests on insurance or other financial products; generate fee income and market-related revenue to meet liquidity needs and access the capital necessary to grow the business. As such, the Company could be forced to delay raising capital, utilize available internal resources or bear an unattractive cost of capital which could decrease our profitability and significantly reduce financial flexibility and liquidity.

We may be unable to complete additional acquisitions. One of our growth strategies is to acquire other life insurance companies and/or blocks of business. Our previous acquisitions have increased our earnings by allowing us to position ourselves to realize certain operating efficiencies or increase sales. There can be no assurance, however, that suitable acquisitions that present opportunities for continued growth and operating efficiencies will continue to be available to us. Further, sufficient capital to fund acquisitions may not be available at the time opportunities become available.

We may not realize our anticipated financial results from acquisitions. The completion of an acquisition may be more costly or take longer than expected. There may be unforeseen liabilities that arise in connection with businesses that we acquire. Additionally, in connection with our acquisitions, we assume or otherwise become responsible for the obligations of policies and other liabilities of other insurers. Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on us and on our business, results of operations, cash flow and financial condition.

Our policy claims fluctuate from period to period, resulting in earnings volatility. Our financial results may fluctuate from period to period due to fluctuations in policy claims incurred by us. However, we reinsure a significant amount of the mortality risk on fully underwritten and newly issued individual life insurance contracts. We regularly review retention limits for continued appropriateness and they may be changed in the future. If we were to experience adverse mortality or morbidity experience, a significant portion of that expense would be reimbursed by reinsurers.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance. Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers not being willing to offer coverage. If we were unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that are considered sufficient, we would either have to be willing to accept an increase in net exposures or revise pricing to reflect higher reinsurance premiums. If this were to occur, we may be exposed to reduced profitability and cash flow strain or may not be able to price new business at competitive rates.

Our results may be negatively affected should actual experience differ from management’s assumptions and estimates. In the conduct of business, we make certain assumptions regarding the mortality, persistency, expenses, interest rates, tax liability, business mix, or other factors appropriate to the type of business we expect to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, value of business acquired, policy reserves and accruals, future earnings, and various components of our balance sheet. These assumptions are used in the operations of our business in making decisions crucial to our success, including the pricing of products and expense structures relating to products. Our actual experience and changes in estimates are reflected in our financial statements. Our actual experience may vary from period to period, and from established assumptions, potentially resulting in deviations in the financial statements.

Our reserves for future policy benefits may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates of how much will be needed to pay for future benefits and claims. The assumptions and estimates used in connection with establishing and carrying reserves are inherently uncertain. If actual experience is significantly different from assumptions or estimates, reserves may prove to be inadequate in relation to estimated future benefits and claims. As a result, a charge to earnings would be incurred in the quarter in which we increase reserves.

The pattern of amortizing Deferred Acquisition Costs (DAC) and Value of Business Acquired (VOBA) may change, impacting both the level of the asset and the timing of our net income (loss). Amortization of DAC and VOBA depend on the actual and expected profits generated by the lines of business that incurred the expenses. Expected profits are dependent on assumptions regarding a number of factors including investment returns, benefit payments, expenses, mortality and policy lapse. Due to the uncertainty associated with establishing these assumptions we cannot determine the exact pattern of profit emergence. As a result, amortization of DAC and VOBA will vary from period-to-period as actual profits replace expected profits and future expected profits are re-projected based on the current status of the lines of business. To the extent that actual experience emerges less favorably than expected, or expectation for future profits decreases, the DAC and VOBA assets may be reduced, reducing the profitability in the current period.

Assumptions and estimates involve judgment and are subject to changes and revision over time. The calculations we use to estimate various components of our financial statements are necessarily complex and involve analyzing and interpreting large quantities of data. We currently employ various techniques for such calculations and, from time to time, will develop and implement more sophisticated systems and procedures capable of facilitating the calculation of more precise estimates. Accordingly, our results

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may be affected, positively or negatively, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

Our reinsurers could fail to meet assumed obligations or be subject to adverse developments that could affect the Company. We follow the insurance practice of reinsuring a portion of the risks under the policies written by us (known as ceding). We cede material amounts of insurance to other insurance companies through reinsurance. This reinsurance makes the assuming reinsurer liable to us for the reinsured portion of the risk. However, reinsurance does not discharge us from primary obligation to pay policyholders for losses insured under the policies that are issued. Therefore, the failure of one or more of our reinsurers could negatively impact our business, cash flow, results of operation and financial condition.

Our ability to compete is dependent on the availability of reinsurance, cost of reinsurance or other substitute capital market solutions. Premium rates charged by us are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges us for the reinsurance. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable or if alternatives to reinsurance were not available, we could be adversely affected.

Recently, access to reinsurance has become more costly for us, as well as the insurance industry in general. In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including the Company. If the reinsurance market further contracts, our ability to continue to offer our products on terms favorable to us could be adversely impacted.

The use of reinsurance introduces variability in our financial statements. The timing of premium payments to and receipt of expense allowances from reinsurers may differ from our receipt of customer premium payments and incurrence of expenses. These timing differences introduce variability in certain components of our financial statements.

Our investments are subject to market and credit risks. Our invested assets, primarily including fixed income securities, are subject to customary risks of credit defaults and changes in fair values. The value of our commercial mortgage loan and real estate portfolios also depend on the financial condition of the tenants occupying the properties which we have financed. Factors that may affect the overall default rate on and fair value of our invested assets includes interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Interest rate fluctuations could negatively affect our spread income or otherwise impact our business. Because the profitability of fixed annuity and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance business depend in part on interest rate spreads, interest rate fluctuations could negatively affect profitability. Changes in interest rates may reduce both the profitability from spread businesses and the return on invested capital.

Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce the spread, or the difference between the amounts we are required to credit to policyholders under contracts and the amounts earned by us on general account investments. Declines in spread or instances where the returns on the general account investments are not sufficient to support the interest rate guarantees on these products could have a material adverse effect on the results of operations. In periods of increasing interest rates, we may not be able to replace the assets in the general account with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive. We, therefore, may have to accept a lower spread and profitability or face a decline in sales and loss of existing contracts from non-renewed maturities or early withdrawals or surrenders. In periods of declining interest rates, we have to reinvest the cash received from interest or return of principal on investments in lower yielding instruments then available. Moreover, issuers of fixed-income securities and borrowers may prepay these obligations in order to borrow at lower market rates, which exacerbate the risk of having to reinvest at lower rates.

We are entitled to reset the interest rates we credit on fixed-rate annuities but only at limited, pre-established intervals. Because many of our policies have guaranteed minimum interest or credit rates, spreads could decrease and potentially become negative. Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with higher returns. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.

Changes in interest rates may also impact our business in other ways. Lower interest rates may result in lower sales of certain of our insurance products. Higher interest rates may create a less favorable environment for the origination of mortgage loans. Higher interest rates may also result in lower sales of variable products.

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While we develop and maintain asset/liability management programs and procedures designed to mitigate the effect on spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads. Additionally, our asset/liability management programs incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and policyholder behavior in periods of changing interest rates and other factors. The effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Our valuation of fixed maturity and equity securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect the results of operations or financial condition. Fixed maturity securities, equity securities, and short-term investments are reported at fair value on the consolidated balance sheet and represent the majority of total cash and invested assets. SFAS No. 157 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The level in the fair value hierarchy is based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). An asset or liability’s classification with the fair value hierarchy is based on the lowest level of significant input to its valuation.

During periods of market disruption, including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain securities if trading becomes less frequent and/or market data becomes less observable. There may be certain asset classes such as certain mortgage-backed securities, collateralized debt obligations and asset-backed securities that were previously acquired and valued in active markets with significant observable data and that are now required to be valued in illiquid markets with little observable data. In such cases, more securities may be classified in Level 3 and, therefore, require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation as well as valuation methods which are more complex or require greater estimation, thereby resulting in values which may be less than the value at which the investments may or could be ultimately sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported with the consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value could have a material adverse effect on our business, results of operations, cash flow and financial condition.

The determination of the amount of impairments realized and allowances established on our investments is highly subjective and could materially impact our business, results of operations, cash flow and financial condition. The determination of the amount of impairments and allowances vary by investment type and is based upon our evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. There can be no assurance that the assumptions, methodologies and judgments employed in these evaluations and assessments will be deemed to be accurate or sufficient. As a result, additional impairments may need to be taken or allowances provided for in the future. Further, historical trends may not be indicative of future impairments or allowances.

Additionally, we consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the fair value of the security and in assessing the prospects for recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer, its future earnings potential and the ability and timeliness of the security’s recovery in fair value.

We could be forced to sell investments at a loss to meet policyholder withdrawals. Many of the products offered by us allow policyholders and contract holders to withdraw their funds under defined circumstances. We could manage liabilities and configure the investment portfolio so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While we own a significant amount of liquid assets, a certain portion of investment assets are relatively illiquid. If we experience unanticipated withdrawal or surrender activity, we could exhaust all other sources of liquidity and be forced to liquidate other assets, perhaps on unfavorable terms. If we are forced to dispose of assets on unfavorable terms, this could have an adverse effect on our business, results of operations, cash flow and financial condition.

Equity market volatility could negatively impact our business. The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall. Equity market volatility also affects the profitability of products accounted for under fair value measures as increases and decreases in volatility can increase or decrease the fair value of liabilities.

The amortization of deferred policy acquisition costs relating to variable products incorporate various assumptions about the overall performance of equity markets. The rate of amortization of deferred policy acquisition costs could change if equity market performance is significantly different than assumed.

Computer viruses or network security breaches could affect our data processing systems or our business partners and could damage business and adversely affect our business, results of operations, cash flow and financial condition. A computer

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virus could affect our data processing systems or our business partners, destroying valuable data or making it difficult to conduct business. In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems. We could retain confidential information in our computer systems, and rely on sophisticated computer technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of our computer systems that results in inappropriate disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability and require us to incur significant technical, legal and other expenses.

Insurance companies are highly regulated and are subject to numerous legal restrictions and regulations. We are subject to government regulation in each of the states in which business is conducted. Such regulation is vested in state agencies having broad administrative and, in some instances, discretionary power dealing in with many aspects of our business. This may include, among other things, premium rates and increases thereto, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy. Government regulation of insurers is concerned primarily with the protection of policyholders and other customers rather than share owners. Interpretations of regulations by regulators may change and statutes, regulations and interpretations may be applied with retroactive impact, particularly in areas such as accounting or reserve requirements.

At the federal level, bills have been introduced in the U.S. Senate and the U.S. House of Representatives that would provide for an optional federal charter for life and property and casualty insurers, and another bill has been introduced in the U.S. House of Representatives that would pre-empt state law in certain respects with regard to the regulation of reinsurance. Another bill has been introduced in the House and Senate that would remove the federal antitrust exemption from the insurance industry. We cannot predict whether or in what manner reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company or whether any effects will be material. Moreover, although with respect to some financial regulations and guidelines, states defer to the interpretation of the insurance department of the state of domicile, neither the action of the domiciliary state nor action of the National Association of Insurance Commissioners (NAIC) is binding on a state. Accordingly, a state could choose to follow a different interpretation.

Other types of regulation that could affect us include insurance company investment laws and regulations, state statutory accounting practices, anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, insurable interest laws, federal money laundering and anti-terrorism laws. Further, because we own and operate real property, state, federal and local environmental laws could affect us. We cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on us if enacted into law.

Publicly held companies in general and the financial services industry, in particular, are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny. The financial services industry has become the focus of increased scrutiny by regulatory and law enforcement authorities relating to allegations of improper special payments, price-fixing, bid-rigging and other alleged misconduct, including payments made by insurers and other financial services providers to brokers and the practices surrounding the placement of insurance business and sales of other financial products.

New accounting rules or changes to existing accounting rules could negatively impact the Company. Like all publicly traded companies, we are required to comply with accounting principles generally accepted in the United States of America (GAAP). A number of organizations are instrumental in the development and interpretation of GAAP, such as the SEC, the Public Company Accounting Oversight Board (PCAOB), the Financial Accounting Standards Board (FASB), and the American Institute of Certified Public Accountants (AICPA).

GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. We can give no assurance that future changes to GAAP will not have a negative impact on the Company.

In addition, we are required to comply with statutory accounting principles (SAP). SAP and various components of SAP (such as statutory actuarial reserving methodology) are subject to constant review by the NAIC and its taskforces and committees as well as state insurance departments to address emerging issues and otherwise improve or alter financial reporting. Various proposals are currently pending before committees and taskforces of the NAIC, some of which, if enacted, would negatively affect the Company and some of which could positively impact the Company. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. We cannot predict whether or in what manner reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company. Although, states generally defer to the interpretation of the insurance department of the state of domicile with regards to regulations and guidelines, neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state

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could choose to follow a different interpretation. We can give no assurance that future changes to SAP or components of SAP will not have a negative impact on us.

Changes to tax law or interpretations of existing tax law could adversely affect us and our ability to compete with non-insurance products or reduce the demand for certain insurance products. Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of our products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products or to increase the tax-deferred status of competing products, all life insurance companies, including the Company, would be adversely affected with respect to their ability to sell such products. Further, depending upon grandfathering provisions, life insurance companies would be affected by the surrenders of existing annuity contracts and life insurance policies. Changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive. Additionally, changes in tax law based on proposals to establish new tax-advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products. We cannot predict what changes to tax law or interpretations of existing tax law may ultimately be enacted or whether such changes could adversely affect us, and our business, results of operation, cash flow and financial condition.

A rating downgrade could adversely affect our ability to compete and increase the number or value of policies surrendered. Our financial strength rating, which is intended to measure our ability to meet policyholder obligations, is an important factor affecting public confidence in most of our products and, as a result, our competitiveness. Rating organizations periodically review the financial performance and condition of insurers, including the Company and downgrades of insurance companies have occurred with increasing frequency.

A downgrade in our rating could adversely affect our ability to sell our products, retain existing business, and compete for attractive acquisition opportunities. Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company. We cannot predict what actions rating organizations may take or what actions we may be required to take in response to the actions of the rating organizations, which could adversely affect us, and our business, results of operation, cash flow and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Often these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class actions and other lawsuits, companies have made material settlement payments.

We, like other financial services companies, in the ordinary course of business are involved in litigation and arbitration. Although we cannot predict the outcome of any litigation or arbitration, we do not believe that any such outcome will have a material impact on us, and our business, results of operation, cash flow and financial condition.

We are exposed to the risks of natural disasters, pandemics, or other acts that could adversely affect our operations. While we have implemented risk management and contingency plans and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on us, and our business, results of operation, cash flow and financial condition. A natural disaster, pandemic, or an outbreak of an easily communicable disease could adversely affect our mortality or morbidity experience or our reinsurers. A pandemic could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies. In addition, a pandemic could result in large areas being subject to quarantine, with the result that economic activity slows or ceases, adversely affecting the marketing or administration of our business. These effects, in turn, could have an adverse effect on us, and our business, results of operation, cash flow and financial condition. The possible macroeconomic effects of a pandemic could also adversely affect our asset portfolio, as well as many other variables.

We are dependent on the performance of others. Our results may be affected by the performance of others because we have entered into various arrangements involving other parties. For example, most of our products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties. Additionally, our operations are dependent on various technologies, some of which are provided by other parties.

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As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of our insurance and investment products.

Risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us, and our business, results of operation, cash flow and financial condition. We have devoted significant resources to develop risk management policies and procedures and will continue to do so in the future. However, our policies and procedures used to identify, monitor and manage risks may not be fully effective. Many of the methods of managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not effectively identify or evaluate the magnitude of existing or future exposures, which could be significantly greater than the historical measures indicate. An example of such risks includes the risk of pandemics, which could cause a large number of deaths. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. Additional risks and uncertainties not currently known or that we currently deem to be immaterial, may adversely affect the business, financial condition, cash flow and/or operating results.

KANSAS CITY LIFE INSURANCE COMPANY

We were incorporated under the assessment laws of Missouri in 1895 as the Bankers Life Association. In 1900, our present corporate title was adopted and we reorganized as a legal reserve company in 1903. We primarily consist of three insurance companies: Kansas City Life Insurance Company (Kansas City Life) the parent company, and wholly owned subsidiaries Sunset Life Insurance Company of America (Sunset Life) and Old American Insurance Company (Old American).

Kansas City Life markets individual insurance products, including traditional, interest sensitive and variable products through a nationwide sales force of independent general agents and third-party marketing arrangements. Traditional insurance products that Kansas City Life markets consist of term insurance, whole life insurance, matured endowments, life disability products and immediate annuities, including various supplemental contract payment options. The interest sensitive products that are marketed are universal life, variable universal life, fixed deferred annuities and variable annuities. Kansas City Life also markets group insurance products, which include life, dental and disability products through a nationwide sales force of independent general agents, group brokers and third-party marketing arrangements. Kansas City Life operates in 48 states and the District of Columbia.

Sunset Life is a life insurance company that maintains its current block of business, but does not produce new sales. Sunset Life is included in the Individual Insurance segment and its individual insurance products include traditional and interest sensitive products. Sunset Life operates in 43 states and the District of Columbia.

Old American sells final expense life insurance products nationwide through a general agency system, with exclusive territories, using direct response marketing to supply agents with leads. Old American’s administrative and accounting operations are part of the Company’s home office but it operates and maintains a separate and independent field force. Old American operates in 46 states and the District of Columbia.

We have three reportable business segments: individual insurance, group insurance and Old American. The individual insurance segment consists of individual insurance products for both Kansas City Life and Sunset Life. The individual insurance segment generated approximately 53% of our consolidated insurance revenues for the year ended December 31, 2008. During 2008, the group insurance segment and the Old American segment accounted for 21% and 26% of consolidated insurance revenues, respectively.

Our principal executive offices are located at 3520 Broadway, Kansas City, Missouri 64111-2565, and our telephone number is (816) 753-7000.

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PRE-2005 AGENT'S DEFERRED COMPENSATION PLAN

General

The Pre-2005 Agent’s Deferred Compensation Plan (the “Plan”) is a non-funded deferred compensation plan, sponsored by us. Until December 31, 2004, when it was “frozen” in order to preserve its status as a grandfathered plan not subject to Internal Revenue Code Section 409A, the Plan consisted of two parts:

•

Part A of the Plan permitted our eligible agents and general agents to voluntarily defer up to 15% of their first year and renewal commissions into a deferral account and, if certain persistency requirements are met, such agents and general agents would be eligible to receive matching bonus payments in the form of our common stock.

•	Part B of the Plan provided our eligible general agents with the ability to defer up to 30% of their first year and renewal commissions. There was no matching component to Part B of the Plan.

The Plan is administered by a Committee appointed by us. The Committee has full authority to interpret and make all benefit determinations under the Plan. After December 3, 2004, participants have not and are not allowed to make additional contributions to this Plan and no new participants may be designated.

Eligibility and Qualification Requirements

Part A: Deferral and Stock Bonus. Under Part A of the Plan (voluntary deferral with potential match), an agent or general agent was eligible to defer up to 15% of his or her first year and renewal commissions if such individual met a qualification requirement known in the Plan as the “minimum production” requirement. In order to satisfy Part A’s minimum production requirement, an agent or general agent must have sold and put in force with us twenty-five (25) or more policies by the end of the calendar year (the “Paid Policy Requirement”) and must have been paid net annualized first year commissions of $24,000.

Certain agents and general agents could be exempt from having to meet the Paid Policy Requirement in one of two ways. First, if the combination of an agent or general agent’s age plus the number of years such individual has had an agent’s or general agent’s contract with us equals or exceeds 65, the agent or general agent was exempt from the Paid Policy Requirement. And second, if the agent or general agent’s paid net annualized first year commission (pro-rated for a calendar year) was equal to or greater than the amount necessary to place such individual in our honorary performance-based sales club known as the “Top Hatters” club, then such individual was also exempt from the Paid Policy Requirement. In both cases, however, an agent or general agent must have had a net annualized first year commission of $24,000 during the calendar year. The above minimum commission production requirement and Paid Policy Requirement was not pro-rated for agents or general agents that sold for us for less than a full calendar year.

If an agent or general agent was eligible to defer up to 15% of his or her earned first year and renewal commissions under Part A, such agent or general agent was eligible to receive from us matching credits to a notional account based on the value of our common stock as an index for such notional account. In order to be eligible to receive matching contributions, an agent or general agent must have met what is known under the Plan as a “persistency requirement.” The Plan’s persistency requirement measures the persistency of the business from the sold policies. To qualify for the persistency requirement, an agent or general agent’s bonus persistency must have been at least 82 percent.

Part B: General Agents’ Deferral. Under Part B, our general agents were eligible to contribute up to 30% of their agency’s first year and renewal override commissions in the prior year to a deferral account. In order to be eligible to defer a portion of their compensation under Part B of the Plan, a general agent must have met Part B’s applicable minimum production requirement for that year. Part B’s minimum production requirement required that a general agent’s agency have at least $50,000 in paid net annualized first year commissions during each calendar year. This minimum production requirement was not pro-rated for general agent’s agency producing less than a full calendar year. We did not match any deferrals made under Part B of the Plan.

Annual Production and Persistency Requirements. We reserved the right to change the annual production and persistency requirements of Part A and the minimum production requirements in Part B.

Plan Administration

The Pre-2005 Agent’s Deferred Compensation Plan is administered by the Committee consisting of three (3) persons appointed by us, in our sole discretion. The members of the Committee serve until their successors are designated. The Committee members do not receive any consideration for service as a Committee member. The current members of the Committee are:

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David A. Laird

James R. Wilcox

Jill M. Worstell

David A. Laird is currently our Vice President and the Controller. He was elected to this position in 2007. He is also Vice President and Controller of Sunset Life Insurance Company and Vice President and Controller of Old American Insurance Company. He is responsible for all corporate accounting reports and accounting activities for the Company, Sunset Life Insurance Company and Old American Insurance Company. Mr. Laird has been with the Company since 1982. Prior to his current position, he served as our Assistant Vice President and Assistant Controller. As of July 8, 2009, Mr. Laird owns 4,759 shares of our common stock. Mr. Laird is also a Committee member for the following Company benefit plans:

•	Cash Balance Pension Plan;
•	Excess Benefit Plan;
•	Savings and Profit Sharing Plan;
•	Comprehensive Medical Benefits Plan for Agents
•	Field Managers Non-Contributory Deferred Compensation Plan;
•	Non-Contributory Deferred Compensation Plan for Agents and General Agents;
•	Stock Bonus Plan for Agents and General Agents and Contributory Deferred Compensation Plan for General Agents;
•	Non-Contributory Retirement Plan for Career General Agents; and
•	Wealth Building Opportunity Planning Committee – Sunset Life Insurance Company.

James R. Wilcox is currently our Assistant Vice President of Marketing Services. He was elected to that position in June 2006 and is responsible for managing agency/agent finances and benefits as well production reporting for the field force. Mr. Wilcox has been with the Company since 1981. Prior to his current position, he served as our Assistant Vice President, Agency Finances. As of July 8, 2009, Mr. Wilcox owns 5,588 shares of our common stock.

Jill M. Worstell has served as an Assistant Counsel for us since September 2007. She is responsible for oversight and legal compliance for our benefit plans. As of July 8, 2009, Ms. Worstell owns 73 shares of our common stock.

The Committee has the absolute discretion to administer the Pre-2005 Agent’s Deferred Compensation Plan in accord with the terms of the Pre-2005 Agent’s Deferred Compensation Plan. The Committee may be contacted as follows:

Administrative Committee

Stock Bonus Plan For Kansas City Life Insurance Company Agents and General Agents

and Contributory Deferred Compensation for Kansas City Life General Agents

Kansas City Life Insurance Company

3520 Broadway

Kansas City, MO 64111-2565

Telephone No.: 816-753-7000.

Deferrals and Investments

Beginning after December 31, 2004, plan participants are no longer permitted to make contributions of deferred commissions under the Plan. Eligible agents and general agents are still able to direct the indexing of all or a part of the notional accounts under the Plan among multiple investment fund benchmark indices selected by the Committee. The current amounts of deferred compensation obligation due a participant and governed by the Plan may be indexed 100% by any of these investment fund benchmark indices, or, if a participant desires to index his or her deferred compensation obligations by more than one investment fund benchmark index, he or she may specify the percentage (whole percentages only) of each amount to be indexed by each investment fund benchmark index. Changes in the allocation percentage among different investments fund benchmark index may be made on a daily basis. Changes in allocations and transfers between indices will also be governed by rules of the Committee. There is no guarantee against loss of principal in any of the funds. See “Risk Factors.”

The value of the deferred compensation obligations we owe you in your notional account will be determined by examining the fair market value of the hypothetical investment fund benchmark indices designated for the account. Eligible and participating agents and general agents will be provided quarterly statements of their account balances that will reflect such individual’s contributions and any gains or losses on the funds.

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Matching

Agents and general agents who were eligible to make deferral contributions under Part A of the Plan and to receive matching contributions received from us an amount in the form of a notional account indexed by the value of our common stock equal to 50% of the first 5% of the eligible agent’s or general agent’s first year and renewal commissions that such agent or general agent has voluntarily deferred under the Plan. Thus, for example, an agent contributing 2% of his or her first year and renewal commissions was eligible to receive from us 1% of such participant’s compensation in the form of a notional account indexed by the value of our common stock. An eligible participant contributing 10% of his or her first year and renewal commissions was entitled to receive from us 2.5 % of such participant’s eligible compensation in the form of a notional account indexed by the value of our common stock. As no additional contributions are permitted, we no longer match contributions.

Vesting

An agent or general agent’s voluntary contributions under either Part A or Part B of the Plan, and any gains or losses credited to them, will be 100% vested at all times. Vesting in the matching contributions made by us, however, occurred over a 10-year graded vesting period. An eligible agent or general agent became 30% vested in the matching our common stock after such individual had accumulated three “qualifying years” with us. After three qualifying years as an agent for us, such individual’s vesting percentage increased in 10% increments for every additional qualifying year. Thus, a participant became 100% vested after completing 10 qualifying years.

An agent or general agent was credited with a qualifying year for each year in which such individual satisfies the published production and persistency requirements, and, prior to January 1, 1995, were not on one of our finance plans. Beginning January 1, 1998, individuals that had an account balance and that were being compensated under an alternative bonus structure arrangement known as the Kansas City Life Special Agent Compensation Amendment and thus were ineligible to simultaneously participate in the Pre – 2005 Agent’s Deferred Compensation Plan were also credited with a qualifying year of service for each year they meet the Plan’s production and persistency requirements. Agents or general agents successfully completing one of our finance programs received credit for one qualifying year for each year such individual participated in the finance program prior to January 1, 1995.

An agent or general agent’s failure to earn a new qualifying year in two consecutive years will be considered a “break” in service, unless such individual is fully vested in his or her account. If a break-in-service is deemed to have occurred, an agent or general agent will no longer be eligible to participate in either Part A or Part B of the Plan. At such time, the agent or general agent’s account will be closed and such individual will be entitled to receive the vested portion of their account within one year after the account is closed. We may waive the break in service if an agent or general agent has earned at least five qualifying years in the Plan and the break in service occurs because the individual has become totally disabled. An agent or general agent must submit sufficient evidence to the Committee for its determination as to whether a total disability has occurred.

Dividends

Participants do not have any direct or indirect ownership in our common stock pursuant to their participation in the Pre-2005 Deferred Compensation Plan. However, to the extent that a participant’s notional account is indexed based on the value of our common stock and we pay dividends on our common stock, we will credit such participant’s notional account an amount of deferred compensation obligation equal to a pro rata share of the dividend amount that would have been due the participant if such notional account were invested in our common stock.

Forfeiture

An agent or general agent will forfeit any amount owed under Part A (except the agent or general agent’s voluntary deferrals) if such individual replaces or assists in replacing a policy issued by us (or an affiliated company) with a policy of another insurer, or if the agent or general agent induces or attempts to induce an agent to leave our service (or the service of an affiliated company). An agent or general agent will also forfeit any amounts due under Part A (except voluntary deferrals) if he or she violates either the terms of his or her agent’s contract, our rules or regulations, or insurance laws or regulations in the states in which the agent may solicit applications for insurance.

Distribution

Except for the early distribution exceptions provided below, agents and general agents (or their beneficiaries) are eligible to receive payment of the vested portion of their account upon the first to occur of the following events:

•	the agent or general agent’s retirement on or after his or her 70th birthday;
•	the agent or general agent’s death; or
•	the termination of the agent or general agent’s contract.

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These events are referred to as “Payment Events.” When one of the Payment Events occurs, we will pay the agent, the general agent, or their respective beneficiaries the vested portion of the agent or general agent’s account within one year. We will, however, pay the portion of an agent or general agent’s voluntary deferral account within 60 days of the occurrence of a Payment Event.

There are two exceptions to the general payment rules discussed immediately above. First, for agents and general agents that are 100% vested in their accounts, such individuals may receive their account on the date they become age 55, 60, 62, 65 or 68 provided that they provide at least 60 days prior notice to us that such eligible individuals wish to receive their accounts. And second, agents and general agents may receive distributions from their accounts for the purchase of a principal home or for educational expenses.

To be eligible to qualify for a distribution for a principal home, an agent or general agent is required to submit a written request to the Committee providing an explanation for the need for such withdrawal. The specific contents of the request and the need for any specific documentation will be determined by the Committee. The Committee may accept or reject your request, and its decision shall be final.

To qualify for a distribution for an educational expense, an agent or general agent must have a child or children between the ages of 18 and 25 who are enrolled in an accredited institution of higher learning. Agents and general agents must submit a request for a distribution on account of an educational reason to the Committee and establish to the satisfaction of such committee that the requested funds are needed to provide for the advanced education of the individual’s child or children.

Amendment and Termination of Plan

We may, at any time, amend or terminate the Plan. However, no such action may impair the rights of a participant with respect to amounts then credited to his or her accounts under the Plan.

Unfunded Plan

Because the Plan is unfunded, participants will not have a claim against us, or any trust or property purchased by us to assist in meeting obligations under the Plan. Distributions under the Plan will be made from our general funds and the rights of participants will be the same as any unsecured general creditor of us.

Assignment of Interest in Plan

An agent or general agent may not transfer, commute or assign for the security of debts any of such individual’s rights, privileges, proceeds or other interests in the Plan, except that if an agent or general agent owes money to us, or any of its subsidiaries or affiliated companies, such company shall have the right to offset and apply any such accumulated funds to the reduction of the individual’s indebtedness to said company. No payment of accumulated funds will be made to an agent or general agent until such individual’s indebtedness to the company is fully paid.

Tax Effects On Plan Participants

Although we cannot guarantee any tax effect to any participant, we intend that neither the amount of deferral of commissions elected by a participant nor the amount of notional credits to a participant’s accounts will be includible in a participant’s taxable income until the year or years in which the value of such notional accounts are actually paid by us. If our understanding of the tax effect of this Pre-2005 Agent’s Deferred Compensation Plan is incorrect, a participant may be subject to penalties and may be required to pay interest on taxes that would otherwise be payable. We are not entitled to a tax deduction for any agent or general agent’s deferral contributions until such individual’s contributions and appreciation of the contributions are taxable to individual.

DESCRIPTION OF DEFERRED COMPENSATION OBLIGATIONS

We have deferred compensation obligations under the Pre-2005 Agent’s Deferred Compensation Plan. Our obligations are unsecured contractual obligations. As of July 20, 2009, we have approximately $3.6 million in deferred compensation obligations outstanding. We are registering $1 million in deferred compensation obligations pursuant to a registration statement on Form S-3. We intend on issuing such deferred compensation obligations over the next two years. For more information about the deferred compensation obligations, you should refer to the section in this prospectus entitled “Pre-2005 Agent’s Deferred Compensation Plan” and our registration statement on Form S-3, which includes this prospectus and its exhibits.

Although not required by the terms of the Pre-2005 Agent’s Deferred Compensation Plan, we have established a grantor trust (referred to in this prospectus as the “Trust”), and intend to transfer cash and other assets to the Trust in order to assist with meeting our deferred compensation obligations. We have no obligation to fund any benefits due under the Pre-2005 Agent’s Deferred Compensation Plan, but have elected to establish the Trust to assist with our payment obligations under the Pre-2005 Agent’s Deferred Compensation Plan.

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CAUTIONARY FORWARD-LOOKING STATEMENTS

This Prospectus, the registration statement on Form S-3 registering shares of our common stock and deferred compensation obligations (“Form S-3”) and the documents incorporated into the Form S-3 include forward looking statements which concern matters that are other than historical facts and which are usually preceded by words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words. Forward-looking statements appear in a number of places in this report and include statements regarding out intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set for the herein, the Form S-3 and the documents incorporated by reference in the Form S-3. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these risk factors and other cautionary statements. Please keep this cautionary note in mind as you read this Prospectus.

When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this Prospectus, Form S-3 and the documents incorporated by reference into the Form S-3. You should not place undue reliance on any forward-looking statement. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Further, our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make selection of investment fund benchmark indices, along with the following factors, among others, that could cause actual result to vary from our forward-looking statements:

•	the factors described in this Prospectus, the Form S-3 and the documents incorporated by referenced into the Form S-3;
•	actual performance of the investment fund benchmark indices;
•	changes in investment fund benchmark indices management and administration; and
•	changes in financial markets, interest rates or industry, general economic or political conditions.

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INVESTMENT FUNDS USED AS BENCHMARK INDICES

Three Years of Investment Return on Benchmark Indices

NAME OF INVESTMENT FUND USED AS A BENCHMARK INDEX	2008	2007	2006
American Beacon Large Cap Value-Inv	(39.59%)	2.95%	18.72%
American Funds Growth Fund of America-R4	(39.07%)	10.87%	10.88%
Calamos Growth and Income-A	(30.95%)	9.52%	9.84%
Dodge & Cox Income Fund	(0.29%)	4.70%	5.29%
Fidelity Value Fund	(46.52%)	2.20%	15.08%
Jennison Small Company-A	(38.11%)	9.63%	15.13%
JPMorgan SmartRetirement 2010-Select	(21.30%)	5.06%	n/a
JPMorgan SmartRetirement 2015-Select	(25.69%)	5.33%	n/a
JPMorgan SmartRetirement 2020-Select	(28.90%)	5.38%	n/a
JPMorgan SmartRetirement 2030-Select	(33.78%)	6.31%	n/a
JPMorgan Smart Retirement 2040-Select	(34.72%)	6.39%	n/a
JPMorgan SmartRetirement Income-Select	(17.04%)	4.96%	n/a
Kansas City Life Fixed Income Fund	4.00%	4.00%	4.00%
Kansas City Life Common Stock	*	*	*
PIMCO Total Return – Admin	4.60%	8.82%	3.74%
SSgA International Stock Selection	(41.48%)	6.89%	30.54%
SSgA S&P 500 Index	(37.03%)	5.40%	15.59%

*This is not an investment fund and the performance of our common stock is based on the share price on any given day.

Summaries And Related Risk Factors For Investment Funds Used As Benchmark Indices

Summaries of the investment funds used as benchmark indices can be found at www.retireonline.com. Only participants in the Pre-2005 Agent’s Deferred Compensation Plan will be able to access these summaries as they are password protected. If you are a plan participant and are having trouble accessing these summaries please contact a member of the Committee. These summaries are necessarily general in nature and do not purport to reflect all of the terms of the investment funds used as benchmark indices. These summaries are subject to the specific terms of the various prospectuses describing such investment funds used as benchmark indices, as amended from time to time, which will control in the event of discrepancy. We did not prepare the investment fund prospectus or summaries and do not make any representation as to the completeness, truthfulness or accuracy of these summaries.

PLAN OF DISTRIBUTION

Participants no longer may make contributions to the Pre-2005 Agent’s Deferred Compensation Plan. We will offer the deferred compensation obligations from time to time pursuant to the terms of the Pre-2005 Agent’s Deferred Compensation Plan. See “Pre-2005 Agent’s Deferred Compensation Plan.”

LEGAL MATTERS

William Schalekamp, our Senior Vice President, General Counsel and Secretary has provided the legal opinion regarding the legality of our common stock and deferred compensation obligations. As of July 8, 2009, Mr. Schalekamp owned 8,568 shares of our common stock. Mr. Schalekamp has the power to vote all these shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements and schedules, as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, our management assessment of the effectiveness of internal control over financial

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reporting as of December 31, 2008 and our financial statements of net assets available for benefits of the savings and profit sharing plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008, have been incorporated in this prospectus by reference in reliance on the reports of KPMG LLP, our independent accountants, given on the authority of KPMG LLP as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements references the adoption of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 05-01, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges in Insurance Contracts,” effective January 1, 2007 and Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109,” effective January 1, 2007.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth those expenses to be incurred by Kansas City Life in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Securities and Exchange Commission filing fee	$ 87.37
Printing and engraving expenses	5,000.00
Accountant’s fees and expenses	5,000.00
Legal fees and expenses	10,000.00
Miscellaneous expenses	7,000.00
$27,087.37

Item 15. Indemnification of Directors and Officers.

We are empowered by Article XII of our bylaws, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that such person is or was an officer, employee or director of us, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. We may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of us under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to us.

To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. To the extent that one of our directors, officers or employees of has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid to us in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us as authorized in its articles or bylaws. Unless ordered by a court, our board of directors shall determine whether indemnification under our bylaws is proper by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in question, or, if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by our shareholders.

The indemnification provided by Article XII of our bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person. We have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under Article XII of our bylaws, to any person who is or was a director, officer, employee or agent of us, or to any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in our articles of incorporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in our bylaws or agreements which have been adopted by a vote of our shareholders, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

Article XII of our bylaws also provides that any of our directors, officers or employees be indemnified for any act taken in good faith and upon reliance on our books and records, financial statements or other reports prepared by our officers, or on financial

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statements audited by our independent accountants, or on information or documents prepared or provided by our legal counsel. All rights to indemnification under Article XII of our bylaws will be deemed to be provided by a contract between us and the person who serves in such capacity at any time while our bylaws and other relevant provisions of the applicable law, if any, are in effect. Any repeal or modification of our bylaws will not affect any rights or obligations then existing.

Finally, Article XII of our bylaws provides that to the extent Missouri law provides for greater indemnification of officers, directors or employees than that permitted by Article XII of the bylaws, we shall indemnify our officers, directors and employees to the fullest extent permitted by such law.

Policies of insurance are maintained by us under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Our Articles of Incorporation (as Restated in 1986 and Amended in 1999) (Incorporated by reference to Exhibit 3(a) to the Form 10-K filed February 27, 2009) (File number 1-33348)
4.2	Our Bylaws (as Amended and Restated October 29, 2007) (Incorporated by reference to Exhibit 3(b) to the Form 10-K filed February 27, 2009) (File number 1-33348)
5.1	Opinion of William Schalekamp regarding legality*
23.1	Consent of William Schalekamp (included in Exhibit 5.1)*
23.2	Consent of KPMG LLP*
23.3	Consent of KPMG LLP*
99.1	Stock Bonus Plan for Kansas City Life Insurance Company Agents and General Agents and Contributory Deferred Compensation for Kansas City Life General Agents*
* Filed herewith.

Item 17. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, We certify that We have reasonable grounds to believe that We meet all of the requirements for filing on Form S-3, and We have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 27th day of July, 2009.

KANSAS CITY LIFE INSURANCE COMPANY,

(Registrant)

By: /s/ R. Philip Bixby

Name:	R. Philip Bixby
Title:	President, Chief Executive Officer, Chairman of the Board

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ R. Philip Bixby R. Philip Bixby	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	July 27, 2009
By: /s/ William A. Schalekamp William A. Schalekamp	Senior Vice President, General Counsel, Secretary and Director	July 27, 2009
By: /s/ Tracy W. Knapp Tracy W. Knapp	Senior Vice President, Finance, Chief Financial Officer and Director	July 27, 2009
By: /s/ Mark A. Milton Mark A. Milton	Senior Vice President, Actuary and Director	July 27, 2009
By: /s/ Richard L. Finn Richard L. Finn	Director	July 27, 2009
By: /s/ Walter E. Bixby Walter E. Bixby	Vice Chairman of the Board and Director	July 27, 2009
By: /s/ John C. Cozad John C. Cozad	Director	July 27, 2009
By: /s/ William R. Blessing William R. Blessing	Director	July 27, 2009
By: /s/ Nancy Bixby Hudson Nancy Bixby Hudson	Director	July 27, 2009
By: /s/ Daryl D. Jensen Daryl D. Jensen	Director	July 27, 2009
By: /s/ Michael Braude Michael Braude	Director	July 27, 2009
By: /s/ Cecil R. Miller Cecil R. Miller	Director	July 27, 2009
By: /s/ Bradford T. Northolm Bradford T. Northolm	Director	July 27, 2009
By: /s/ Kevin G. Barth Kevin G. Barth	Director	July 27, 2009

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Our Articles of Incorporation (as Restated in 1986 and Amended in 1999) (Incorporated by reference to Exhibit 3(a) to the Form 10-K filed February 27, 2009) (File number 1-33348)
3.2	Our Bylaws (as Amended and Restated October 29, 2007) (Incorporated by reference to Exhibit 3(b) to the Form 10-K filed February 27, 2009) (File number 1-33348)
5.1	Opinion of William Schalekamp regarding legality*
23.1	Consent of William Schalekamp (included in Exhibit 5.1)*
23.2	Consent of KPMG LLP*
23.3	Consent of KPMG LLP*
99.1	Stock Bonus Plan for Kansas City Life Insurance Company Agents and General Agents and Contributory Deferred Compensation for Kansas City Life General Agents*

*Filed herewith.

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